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                         April 22, 2022

       Daniel Okelo
       Chief Executive Officer
       Limitless Projects Inc.
       2261 Rosanna Street
       Las Vegas, Nevada 89117

                                                        Re: Limitless Projects
Inc.
                                                            Form 10-K for the
Year Ended July 31, 2021
                                                            Filed September 30,
2021
                                                            File No. 333-252795

       Dear Mr. Okelo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Trade & Services
       cc:                                              Greg Yanke, Yanke Law
Offices